Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of SeaChange International, Inc. on Form S-8 of our report dated April 14, 2021, with respect to our audits of the consolidated financial statements of SeaChange International, Inc. as of January 31, 2021 and 2020 and for the years ended January 31, 2021 and 2020 appearing in the Annual Report on Form 10-K of SeaChange International, Inc. for the year ended January 31, 2021.

/s/ Marcum LLP

Marcum LLP

Philadelphia, Pennsylvania

July 28, 2021